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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Peapod, Inc.:

    We consent to incorporation by reference in the registration statements
(No. 333-35405, No. 333-35445 and No. 333-58012) on Form S-8 of Peapod, Inc. of
our reports dated February 9, 2001, except as to Note 16 which is as of March 11, 2001, related to the balance sheets of Peapod, Inc. as of December 31, 2000 and 1999, and the related statements of operations, comprehensive loss, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Peapod, Inc.

                                          /s/KPMG LLP

Chicago, Illinois
March 30, 2001

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